Exhibit 99.1

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Joseph D. Smith,

610-581-4826

joesmith@bmtc.com

Bryn Mawr Bank Corporation Appoints New Board Member

BRYN MAWR, PA, October 30, 2006—Britton H. Murdoch, Founder and Managing Director, Strattech Partners, LLC, Radnor, PA, has been elected to the Board of Directors of Bryn Mawr Bank Corporation and its wholly-owned subsidiary, The Bryn Mawr Trust Company. Strattech Partners is a business consulting and investing firm specializing in CFO and strategic consulting services as well as investing in growth-stage technology, telecom and other industries principally in the Business to Business sector.

Mr. Murdoch is also the owner of BMW of the Main Line and MINI of the Main Line. He serves on the Board of Directors of Fiberlink, Inc., Philadelphia Media Holdings, LLC, StarCite, Inc., and as an Advisory Board member of Zon Capital Partners. In the non-profit area, Mr. Murdoch is a Trustee of the Barnes Society, Thomas Jefferson University and the EMF Foundation. Mr. Murdoch was formerly Acting Chief Financial Officer (CFO) of Fiberlink Communications and V-Span, Inc., venture backed communications and software companies; CFO of Internet Capital Group, a development company for Business to Business e-commerce companies; Board of Director and Executive Committee member of Rental Service Corporation, an acquisition-oriented industrial equipment rental business; and, CFO, VP of Finance and Treasurer of Airgas, Inc., a distributor of industrial gases and welding supplies.

Mr. Murdoch holds a BS in Economics from the University of Pennsylvania’s Wharton School of Finance and a Masters in Business Administration from New York University. Mr. Murdoch resides with his family in Bryn Mawr, PA.

Bryn Mawr Bank Corporation, including The Bryn Mawr Trust Company, which was founded in 1889, has $760 million in corporate assets and $2.3 billion in trust & investment assets under management and administration. Bryn Mawr Bank Corporation is publicly held and traded on NASDAQ under the symbol of BMTC. Bryn Mawr Trust offers a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance, and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation.